Exhibit 99.1

NOTICE OF ADJUSTMENT
OF CONVERSION PRICE OF
QPC LASERS, INC.’S
10% SECURED CONVERTIBLE DEBENTURES DUE APRIL 16, 2009 AND
10% SECURED CONVERTIBLE DEBENTURES DUE MAY 22, 2009
AND THE EXERCISE PRICE OF RELATED WARRANTS

August 21, 2008

Dear Debenture and Warrant holders:

  NOTICE IS HEREBY GIVEN THAT, effective as of June 30, 2008, the Conversion Price of the 10% Secured Convertible Debentures due April 16, 2009 (the “April Debentures”) and the 10% Secured Convertible Debentures due May 22, 2009 (the “May Debentures” together with the April Debentures, collectively, the “Debentures”) and the Exercise Price of the common stock purchase warrants (collectively, the “Warrants”) issued by QPC Lasers, Inc. (the “Company”) in connection with the Debenture financings have been adjusted to $0.2561. The adjustment is made pursuant to a Milestone Adjustment for the milestone period ending June 30, 2008 under Section 3(f)(iii) of the Debentures and Section 5(g) of the Warrants. Capitalized terms used in this Notice and not otherwise defined herein shall have the meanings ascribed thereto in the Debentures and Warrants, as applicable.

Pursuant to Sections 3(f)(iii) of the Debentures and Section 5(g) of the Warrants, in the event of a Milestone Failure, the Conversion Price of the Debentures and the Exercise Price of the Warrants shall be reduced to equal the lesser of (a) the Conversion Price or Exercise Price then in effect or (b) the Market Price as determined on the date that is five (5) Trading Days after the date that the Company files its Form 10-Q with the Securities and Exchange Commission (the “SEC”) following the end of the applicable milestone period. The term “Market Price,” as of any date, is defined in the Debentures and the Warrants as the Volume Weighted Average Price (or the “VWAP”) of the Company’s Common Stock during the ten consecutive Trading Days immediately preceding the date in question.

The Company filed its Form 10-Q for the quarter ended June 30, 2008 with the SEC on August 14, 2008. In accordance with Section 3(f)(iii) of the Debentures and Section 5(g) of the Warrants, the Conversion Price of the Debentures and Exercise Price of the Warrants have been adjusted, effective as of June 30, 2008, to $0.2561, which represents the VWAP of the Common Stock during the ten consecutive trading period preceding August 21, 2008, or the fifth Trading Day after the filing of the Form 10-Q for the quarter ended June 30, 2008. The VWAP period for purposes of determining the relevant Market Price pursuant to Section 3(f)(iii) of the Debentures and Section 5(g) of the Warrants is from August 8, 2008 through August 21, 2008.

This Notice is being delivered in accordance with Section 3(f)(vii) of the Debentures and Section 5(h) of the Warrants.

Exhibit 99.1

Should you have any questions pertaining to this matter, please feel free to contact George Lintz at (818) 986-0000.

Very truly yours,

QPC Lasers, Inc.

By:
George Lintz, Chief Financial Officer